EXHIBIT 99.2

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE
CORRECTING and REPLACING Penson Reports Record Quarterly Revenues and Profit for the Three Months Ended June 30, 2006
CORRECTION.....by Penson Worldwide, Inc.
DALLAS, TX, July 24, 2006 – In the press release distributed earlier today regarding quarterly revenues and profits for the three and six months ended June 30, 2006 certain supplemental data were incorrect. All data reported in the Consolidated Statement of Operations and the Consolidated Statement of Financial Condition were correct.
The corrections in the section “Analysis of Second Quarter 2006 Results” of the press release are as follows: Gross interest revenues from average daily interest earning balances (excluding Conduit) increased 48%, to $25.0 million, the yield was 5.06%, and the net interest margin was 2.51%. Conduit stock lending business gross interest revenue were $11.2 million, average interest earnings balances yielded 4.54%, interest expense was $10.2 million and the NIM was 0.40%. The “Supplemental Data” table for the three and six months ended June 30, 2006 has been corrected accordingly.
The corrected release reads:
PENSON REPORTS RECORD QUARTERLY REVENUES AND PROFIT FOR THREE MONTHS ENDED JUNE 30, 2006
DALLAS, TX, July 24, 2006 – Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, custody, settlement and technology products and services to the securities industry, today announced record quarterly revenues and profits for the three months ended June 30, 2006, its first report since the Company’s May 2006 IPO.
•	Income from continuing operations amounted to $5.6 million, or $0.25 per diluted share, compared to a loss of $1.3 million, or ($0.08) per share, in the same quarter last year, an improvement of $6.9 million. A lower tax rate for the June 2006 quarter, primarily due to the release of a valuation reserve, contributed $0.01 to per share results and is expected to add an equivalent amount in each of the two next quarters.

•	Total revenues increased 87%, to $70.3 million compared to $37.6 million in the same quarter last year.

•	Revenues year over year increased 42% in clearing operations, 109% in gross interest, 63% in technology and 156% in other revenue.
     For Immediate Release

PENSON 2Q06 & 6M06 RESULTS
•	Net interest revenue increased 79%, to $17.7 million compared to $9.9 million in the second quarter last year.
“We’re very pleased with the results for our first quarter as a publicly traded company,” said Philip A. Pendergraft, Chief Executive Officer of Penson. “Revenue growth was driven primarily by more correspondents and increased transaction volume, as well as higher interest earning and money market balances. Our earnings growth also shows the benefit of operating leverage in our clearing businesses, and continued improvements in our Technology and UK operations.”
For the six months ended June 30, 2006, revenues increased 86% to $139.4 million compared to $75.1 million in the same period last year. Income from continuing operations grew to $9.9 million, or $0.48 per diluted share, compared to a loss of $0.9 million, or ($0.06) per share, in the same period last year, an improvement of $10.8 million.
Analysis of Second Quarter 2006 Results
Revenue from clearing operations increased 42% to $19.6 million, compared to the same quarter last year. Key factors included:
•	A 44% increase in the number of correspondents to 230, from 160, reflecting both organic growth and the acquisition of CCS, whose clients transferred to Penson in the fourth quarter of last year.

•	A 21% growth in equity market volumes compared to volumes in the second quarter of last year, which positively impacted customer volumes.
Gross interest revenue grew 109%, to $38.9 million, compared to the same quarter last year, primarily due to:
•	A 48% increase, to $25.0 million from $16.9 million in the same quarter last year, from average daily interest earning balances (excluding Conduit). These balances increased 24%, to $2.0 billion from $1.6 billion in the June 2005 quarter, yielding 5.06% compared to 4.26% in the same quarter last year. Net interest margin (NIM) in this business was 2.51%, compared to 1.36% in the same quarter last year.

•	The addition of $11.2 million from the Conduit stock lending business, which commenced in the third quarter last year. During the June 2006 quarter, Conduit had average interest earning balances of $985.7 million, yielding 4.54% and generating NIM of 0.40%. These average balances were lower than expected, in part due to an industry wide stock lending slowdown.
Technology revenues increased 63%, to $2.8 million for the quarter compared to the second quarter last year, primarily as a result of increases in both recurring and development revenues. Other revenue expanded 156%, to $9.0 million, primarily due to an increase in trading revenues in equities and foreign exchange, higher bond commissions in Canada, and higher equity and option execution fees in the U.S. and Canada.
Operating expenses grew more slowly than revenues, resulting in a profit margin of 12% in the June 2006 quarter, compared to a negative margin of 5% in the June 2005 quarter. Expenses for the June 2006 quarter included:

PENSON 2Q06 & 6M06 RESULTS
•	A 71% reduction in the combined loss from Technology and UK operations, to $1.4 million versus $4.9 million in the same quarter last year.

•	Interest expense of $21.2 million (including $10.2 million from the new Conduit business) compared with $8.7 million a year ago, primarily due to both higher interest earning balances and rates. Interest expense declined as proceeds from Penson’s recent IPO contributed to a reduction in average interest paying balances to $2.7 billion compared with $2.9 billion in the March 2006 quarter.
Commenting on the June 2006 quarter, Daniel P. Son, President of Penson, noted, “Our strategy of providing access to multiple markets and multiple asset classes in a cost efficient manner is paying off. We expect growth to continue as we add more services and broaden our technology, enabling institutional and retail traders to conduct virtually any kind of market transaction.”
Conference Call
Penson will host a conference call to discuss its second quarter results on Tuesday, July 25, 2006, at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available through August 21, 2006.
About Penson Worldwide: www.penson.com
Penson Worldwide, Inc. is the parent company for Penson Financial Services, Inc., Penson Financial Services Canada, Inc., Penson Financial Services, Ltd., Nexa Technologies, Inc. and Penson Financial Futures, Inc. among other companies. The Penson Worldwide group of companies provides execution, clearing, custody, settlement, and technology infrastructure products and services to securities firms and others servicing the securities industry. Penson Financial Services, Inc., headquartered in Dallas, Texas, has served the clearing needs of all types of broker/dealers since 1995. Penson is the flexible choice in global securities services. TM
Penson Financial Services, Inc. is a member of the Chicago Stock Exchange, the NASD, Inc., the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC, the Pacific Exchange and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada, Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, and is a member of the CIPF. Penson Financial Services, Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Futures, Inc. is a Futures Commission Merchant member of the National Futures Association.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.

PENSON 2Q06 & 6M06 RESULTS
Contact:
Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, andy@intermarket.com, Neil Shapiro, 212-754-5423, neil@intermarket.com
Investor Relations: Anreder & Company, Gary Fishman, gary.fishman@anreder.com, Steven Anreder, steven.anreder@anreder.com, 212-532-3232

PENSON 2Q06 & 6M06 RESULTS
Penson Worldwide, Inc.
Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
(in thousands, except per share data)
Revenues:
Revenue from clearing operations	$19,632	$13,824	$39,241	$28,652
Technology revenues	2,767	1,700	5,561	3,003
Interest, gross	38,890	18,588	77,146	36,654
Other revenue	9,046	3,528	17,492	6,755

Total revenues	70,335	37,640	139,440	75,064

Expenses:
Employee compensation and benefits	19,754	14,348	39,383	27,289
Floor brokerage, exchange and clearance fees	6,182	4,015	11,148	8,276
Communications and data processing	5,946	4,679	12,288	9,246
Interest expense on short-term obligations	21,232	8,715	43,630	17,540
Occupancy and equipment	3,332	2,504	6,432	4,890
Other expenses	4,416	4,515	8,912	7,709
Interest expense on long-term debt	911	879	2,073	1,576

Total expenses	61,773	39,655	123,866	76,526

Income (loss) from continuing operations before income taxes	8,562	(2,015)	15,574	(1,462)
Provision (benefit) for income taxes	2,998	(746)	5,666	(525)

Income (loss) from continuing operations	5,564	(1,269)	9,908	(937)
Income from discontinued operations, net of tax	114	233	243	25

Net income (loss)	$5,678	$(1,036)	$10,151	$(912)

Earnings (loss) per share — basic:
Earnings (loss) per share from continuing operations	$0.25	$(0.08)	$0.49	$(0.06)
Earnings per share from discontinued operations	0.01	0.01	0.01	—

Earnings (loss) per share	$0.26	$(0.07)	$0.50	$(0.06)

Earnings (loss) per share — diluted:
Earnings (loss) per share from continuing operations	$0.25	$(0.08)	$0.48	$(0.06)
Earnings per share from discontinued operations	0.01	0.01	0.01	—

Earnings (loss) per share	$0.26	$(0.07)	$0.49	$(0.06)

Weighted average shares outstanding — basic	21,773	15,177	20,276	15,177
Weighted average shares outstanding — diluted	22,020	15,177	20,509	15,177

PENSON 2Q06 & 6M06 RESULTS
Penson Worldwide, Inc.
Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(percentage of total revenues)	2006	2005	2006	2005
Revenues:
Revenue from clearing operations	28%	37%	28%	38%
Technology revenues	4%	5%	4%	4%
Interest, gross	55%	49%	55%	49%
Other revenue	13%	9%	13%	9%

Total revenues	100%	100%	100%	100%

Expenses:
Employee compensation and benefits	28%	38%	28%	36%
Floor brokerage, exchange and clearance fees	9%	11%	8%	11%
Communications and data processing	9%	12%	10%	12%
Interest expense on short-term obligations	30%	23%	31%	23%
Occupancy and equipment	5%	7%	5%	7%
Other expenses	6%	12%	6%	10%
Interest expense on long-term debt	1%	2%	1%	3%

Total expenses	88%	105%	89%	102%

Income (loss) from continuing operations before income taxes	12%	(5%)	11%	(2%)
Provision (benefit) for income taxes	4%	(2%)	4%	(1%)

Income (loss) from continuing operations	8%	(3%)	7%	(1%)
Income from discontinued operations, net of tax	—	—	—	—

Net income (loss)	8%	(3%)	7%	(1%)

PENSON 2Q06 & 6M06 RESULTS
Penson Worldwide, Inc.
Consolidated Statement of Financial Condition

	June 30,	June 30,
(in thousands)	2006	2005
Assets
Cash and cash equivalents	$188,428	$32,171
Cash and securities — segregated under Federal and other regulations	264,884	464,276
Receivable from broker-dealers and clearing organizations	447,590	202,783
Receivable from customers, net	1,200,496	775,006
Receivable from correspondents	206,837	272,309
Securities borrowed	1,182,056	386,440
Securities owned, at market value	132,107	155,311
Deposits with clearing organizations	138,835	91,164
Property and equipment, net	15,804	8,945
Assets held for sale	—	98,787
Other assets	48,232	19,453

Total assets	$3,825,269	$2,506,645

Liabilities and stockholders’ equity

Liabilities
Payable to broker-dealers and clearing organizations	$393,661	$124,904
Payable to customers	1,706,901	1,520,400
Payable to correspondents	280,742	122,252
Short-term bank loans	107,594	176,465
Notes payable	20,300	36,217
Securities loaned	1,039,594	320,434
Securities sold, not yet purchased	33,607	22,845
Liabilities held for sale	—	88,781
Accounts payable, accrued and other liabilities	47,665	18,773

Total liabilities	3,630,064	2,431,071

Total stockholders’ equity	195,205	75,574

Total liabilities and stockholders’ equity	$3,825,269	$2,506,645

PENSON 2Q06 & 6M06 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2006	2005	2006	2005
Interest revenue
Interest on asset based balances	$24,976	$16,898	$46,944	$33,216
Interest on conduit borrows	11,198	—	24,798	—
Money market	2,716	1,690	5,404	3,438

Total interest revenue	38,890	18,588	77,146	36,654
Interest expense
Interest expense on liability based balances	11,002	8,715	21,253	17,540
Interest expense on conduit loans	10,230	—	22,377	—

	21,232	8,715	43,630	17,540
Net interest revenue	$17,658	$9,873	$33,516	$19,114

Average daily balance (1)
Interest earning average daily balance	$1,972,998	$1,585,785	$1,898,795	$1,721,797
Interest paying average daily balance	1,722,248	1,201,393	1,678,488	1,343,641

Conduit borrow	985,707	—	1,112,757	—
Conduit loan	986,683	—	1,113,848	—

Average interest rate on balances (1)
Interest earning average daily balance	5.06%	4.26%	4.94%	3.86%
Interest paying average daily balance	2.55%	2.90%	2.53%	2.61%

Spread	2.51%	1.36%	2.41%	1.25%

Conduit borrow	4.54%	—	4.46%	—
Conduit loan	4.14%	—	4.02%	—

Spread	0.40%	—	0.44%	—

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.